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[TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                                   Contact:
---------------------                                   Team Health, Inc.
                                                        Knoxville, Tennessee
                                                        David Jones, CFO
                                                        (865) 693-1000



                   Team Health Announces Fiscal 2004 Results
                   -----------------------------------------

KNOXVILLE, Tenn. - February 8, 2005 - Team Health, Inc. today announced results for its fiscal year and fourth quarter ended December 31, 2004.

     Net revenue less provision for uncollectibles ("net revenue less provision") for the fiscal year ended December 31, 2004 increased to $1,008.7 million from $999.7 million in the prior year. Same contract revenue less provision for the year increased by 4.2% to $710.6 million from $682.2 million in 2003. The Company realized a net loss of $49.2 million in 2004 compared to a net loss of $2.8 million in 2003. The net loss of $49.2 million in 2004 includes a previously reported goodwill impairment loss of $73.2 million and $16.0 million of refinancing related costs. The net loss in 2003 includes a loss provision of $50.8 million relating to an actuarial determination of professional liability losses in excess of insured limits for prior years.

     Net revenue less provision in the fourth quarter of 2004 decreased 6.1% to $240.2 million from $255.8 million in the corresponding period of 2003. The decline in net revenue less provision between periods is primarily due to contracting changes for outsourced healthcare staffing by the military under the TRICARE program. Same contract revenue less provision for the quarter increased by 3.3% to $186.3 million from $180.3 million in the same period a year ago. Net earnings were $3.6 million in the fourth quarter of 2004 versus $4.9 million in the fourth quarter of 2003.

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     As of December 31, 2004, the Company had cash and cash equivalents and short term investments of approximately $82.6 million and a revolving credit facility borrowing availability of $76.2 million. The Company's total outstanding debt as of December 31, 2004 was $428.1 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for 2004 was $64.6 million compared to $101.7 million in 2003. The decline in operating cash flow is due primarily to higher levels of interest and tax payments in 2004, as well as a use of operating cash flow associated with the refinancing transaction.

     Lynn Massingale, M.D., Chief Executive Officer of Team Health, said, "During 2004, several significant developments occurred that not only impacted our 2004 financial results, but will continue to impact our financial results going forward into 2005.

     "First, the military subjected its outsourced healthcare staffing providers to virtually a total re-bidding of their contracts which was completed late in 2004. As the results of the re-bidding process became known, it became increasingly apparent that our military staffing revenues and operating margins in 2005 were going to be negatively impacted. As a result, we recorded a non cash goodwill impairment loss of $73.2 million during the year. In the first half of 2004, our military staffing business performed quite well. During the fourth quarter of 2004, we experienced a decline in our military staffing revenues of approximately $23.4 million compared to the fourth quarter of 2003. Although management has achieved a high level of success with the re-bidding process, revenues and profitability will decline in 2005. We are proud and appreciative of the management and employees of our military healthcare staffing business for their past successes and for their endurance during a very disruptive and stressful re-bidding process throughout most of 2004. We believe our military staffing business continues to be the premier provider of outsourced healthcare staffing services to the military.

     "Second, our core emergency department staffing business experienced growth in net revenue and even stronger growth in operating profit, excluding the effect of a $50.8 million professional liability loss charge in 2003, despite relatively flat year over year fee-for-service volumes. Our ED staffing business experienced an approximately 6% increase in net revenues. In addition, professional liability costs declined $4.8 million, excluding the $50.8 million charge in 2003. This reduction in cost is due to several factors, including the termination of several high risk environment contracts, the lowering of physician coverage limits in certain contracts, and a lower

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frequency of reported claims. Under the leadership of our Chief Medical
Officer, Dr. Gar LaSalle and other physician executive leaders, we have implemented a number of risk management loss prevention initiatives, including improved physician screening and awareness training for high risk patients and medical conditions. At least preliminarily, these initiatives, along with some small level of tort reform in several states, would suggest that the rapid escalation of professional liability costs experienced in recent years has eased from a year ago.

     "Third, during 2004 we engaged experienced healthcare billing consultants to review our billing processes and to recommend and help implement certain procedures and tools designed to improve the efficacy of our billings and collection processes. This work was substantially completed by year end at a cost in excess of $2.5 million in 2004. While it is too early to gauge the impact of these efforts on our 2005 average collected rates per visit, such efforts are expected to favorably impact our collections going forward.

     "Lastly, early in 2004 we restructured our capital structure to significantly lower our average cost of capital. Previous non tax deductible preferred stock dividends were replaced with lower cost borrowings with tax deductible interest. Our previous 12% senior subordinated bonds were refinanced with 9% senior subordinated bonds. This new capital structure gave us greater flexibility to take advantage of the strong cash flows historically generated by our business to realize increased net earnings going forward.

     "We believe we have a team in place capable of meeting both the challenges and opportunities that confront our Company, in 2005 and beyond. In that regard, we welcomed Greg Roth on board in the fourth quarter as our President and Chief Operating Officer. Greg joins us with a long background in healthcare, including clinical, operations and financial management experience in the hospital and outpatient sectors."


As previously announced, Team Health will hold an investor conference call at 4:00 p.m., Eastern Time, on February 9, 2005. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 7:00 p.m., Eastern Time, February 9, 2005, through midnight Eastern on February 16, 2005, by calling (800) 642-1687, access code 3292859.

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About Team Health
-----------------

     Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 6,200 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 400 civilian and military hospitals, surgical centers, imaging centers and clinics in 42 states. For more information about Team Health, visit www.teamhealth.com.
                                     ------------------

     Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.



                              - tables attached -

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                               Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                  (unaudited)



                                                         Year anded December 31,
                                                         -----------------------
                                                            2004          2003
                                                            ----          ----
                                                              (In thousands)


Net revenue                                          $ 1,572,174    $ 1,479,013
Provision for uncollectibles                             563,483        479,267
                                                     -----------    -----------
   Net revenue less provision for uncollectibles       1,008,691        999,746
Cost of services rendered
   Professional service expenses                         754,222        746,409
   Professional liability costs                           59,839        115,970
                                                     -----------    -----------
      Gross profit                                       194,630        137,367
General and administrative expenses                      100,473         95,554
Management fee and other expenses                          1,387            505
Impairment of intangibles                                 73,177            168
Depreciation and amortization                             13,689         22,018
Interest expense, net                                     28,949         23,343
Refinancing costs                                         14,731             --
                                                     -----------    -----------
     Loss before income taxes                            (37,776)        (4,221)
Provision (benefit) for income taxes                      11,436         (1,410)
                                                     -----------    -----------
Net loss                                                 (49,212)        (2,811)
Dividends on preferred stock                               3,602         14,440
                                                     -----------    -----------
     Net loss attributable to common stockholders    $   (52,814)   $   (17,251)
                                                     ===========    ===========

Capital Expenditures                                 $     6,713    $     8,972





                                    - more -
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                               Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                  (unaudited)


                                                      For the three months ended
                                                             December 31,
                                                      --------------------------
                                                          2004          2003
                                                          ----          ----
                                                            (In thousands)


Net revenue                                             $  393,396    $ 384,860
Provision for uncollectibles                               153,154      129,018
                                                        ----------    ---------

   Net revenue less provision for uncollectibles           240,242      255,842
Cost of services rendered
   Professional service expenses                           181,946      188,844
   Professional liability costs                             15,027       22,745
                                                        ----------    ---------
      Gross profit                                          43,269       44,253
General and administrative expenses                         25,765       26,500
Management fee and other expenses                              613          127
Impairment of intangibles                                       --          168
Depreciation and amortization                                3,367        5,419
Interest expense, net                                        7,274        4,875
                                                        ----------    ---------
     Earnings before income taxes                            6,250        7,164
Provision for income taxes                                   2,615        2,221
                                                        ----------    ---------
Net earnings                                                 3,635        4,943
Dividends on preferred stock                                    --        3,640
                                                        ----------    ---------
     Net earnings attributable to common stockholders   $    3,635    $   1,303
                                                        ==========    =========
Capital Expenditures                                    $    2,178    $   1,860




                                    - more -
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                               Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                  (unaudited)



                                                  December 31, December 31,
Balance Sheet Data                                    2004         2003
------------------                                    ----         ----

Cash and cash equivalents                           $ 17,931      $100,964
Short term investments                                64,651          --
Accounts receivable, net                             160,852       167,957
Long-term debt, including current portion            428,125       299,415





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